UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐         Preliminary Proxy Statement
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☐         Definitive Proxy Statement
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Washington Mutual, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 10, 2008

Dear Shareholder,

Our records indicate your vote has not yet been received for the special meeting of Washington Mutual, Inc. shareholders to be held on Tuesday, June 24, 2008, at 3:00 p.m., local time, at Washington Mutual Leadership Center at Cedarbrook, 18525 36th Avenue South, SeaTac, Washington 98188.  Please take a moment to ensure that your shares are represented and voted at this important meeting.

*YOUR VOTE IS IMPORTANT*

Your Board of Directors recommends that you vote FOR Proposals 1 and 2:

1.	To approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 1,600,000,000 to 3,000,000,000 (and, correspondingly, increase the total number of authorized shares of capital stock from 1,610,000,000 to 3,010,000,000); and

2.	To approve the conversion of our Series S and Series T Contingent Convertible Perpetual Non-Cumulative Preferred Stock into common stock and the exercise of our Warrants to purchase common stock, in each case issued to the investors pursuant to our recent equity investment transaction referred to in the proxy statement related to the special meeting.

We are enclosing an additional proxy card that will allow you to exercise your rights as a shareholder.  As indicated on the proxy card, you may vote by telephone, the Internet or by signing, dating and mailing your proxy card in the envelope provided.  Please vote by telephone or Internet today.  Your vote is very important.  If you have any questions, need a copy of the proxy statement or need assistance voting your shares, please call our proxy solicitors:  MacKenzie Partners, Inc. at (800) 322-2885 or Georgeson Inc. at (866) 328-5442.

Sincerely,

Kerry Killinger Chairman and Chief Executive Officer